ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE 09-01-04 PERIOD ENDED 2-19-05



J.P. Morgan Mutual Fund Group (the Trust)

On January 20, 2005, Special Meetings of the shareholders of
 JPMorgan Capital Growth Fund, JPMorgan Dynamic Small Cap
 Fund, JPMorgan Fleming Asia Equity Fund, JPMorgan Fleming Intrepid European Fund, JPMorgan Fleming International Growth
 Fund, JPMorgan Fleming Japan Fund, JPMorgan Fleming Tax
Aware International Opportunities Fund , JPMorgan Select
Growth and Income Fund, JPMorgan Short Term Bond Fund II,
 JPMorgan Small Cap Equity Fund JPMorgan Strategic Income
 Fund and JPMorgan U.S. Treasury Income Fund (the Funds) all series of the Trust were held. At the February 3, 2005 adjournment of those meetings, Funds shareholders voted to
 elect a new Board of Trustees. With respect to William J Armstrong, there were 128,297,849 affirmative votes and 3,531,682 negative votes. With respect to Roland E Eppley, Jr., there were 128,420,274 affirmative votes and 3,409,257 negative votes. With respect to John F. Finn, there were 128,500,853 affirmative votes and 3,328,678 negative votes. With respect to Dr. Matthew Goldstein, there were 128,448,980 affirmative votes and 3,380,551 negative votes.
  With respect to Robert J. Higgins, there were 128,521,979 affirmative votes and 3,307,551 negative votes. With respect to Peter C. Marshall, there were 128,497,115 affirmative votes and 3,331,416 negative votes. With respect to Marilyn McCoy, there were 128,478,689 affirmative votes and 3,350,842 negative votes. With respect to William G. Morton, Jr., there were 128,470,511 affirmative votes and 3,359,020 negative votes. With respect to Robert A. Oden, Jr., there were 128,476,705 affirmative votes and 3,352,826 negative votes.
  With respect to Fergus Reid, III, there were 128,378,739 affirmative votes and 3,450,792 negative votes. With respect to Frederick W. Ruebeck, there were 128,426,489 affirmative votes and 3,403,042 negative votes. With respect to James J. Schonbachler, there were 128,537,477 affirmative votes and 3,292,054 negative votes. With respect to Leonard M. Spalding, Jr., there were 128,197,032 affirmative votes and 3,632,498 negative votes.

Shareholders of JPMorgan Strategic Income Fund voted to merge into JPMorgan Global Strategic Income Fund. With respect to this matter there were 825,065 affirmative votes and 25,920 negative votes. Shareholders of JPMorgan
Strategic Income Fund voted also to approve the agreement
 and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 590,394 affirmative votes and 23,815 negative votes. In addition, shareholders of JPMorgan Strategic Income Fund voted to amend the fundamental investment restriction on borrowing. With respect to this matter there were 549,258 affirmative votes and 56,165 negative votes.

Shareholders of JPMorgan U.S Treasury Income Fund voted to merge into One Group Government Bond Fund. With respect to this matter there were 4,721,991 affirmative votes and 60,041 negative votes. Shareholders of JPMorgan U.S Treasury Income Fund voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 4,723,866 affirmative votes and 58,260 negative votes. In addition, shareholders of JPMorgan U.S Treasury Income Fund voted to amend the fundamental investment restriction on borrowing.
  With respect to this matter there were 4,708,365 affirmative votes and 77,837 negative votes.